Filed Pursuant to Rule 424(b)(7)
Registration No. 333-277611
PROSPECTUS SUPPLEMENT
(To Prospectus dated March 1, 2024)

Class A Common Stock
This Prospectus Supplement (the “Prospectus Supplement”) supplements, and should be read in conjunction with, the prospectus supplement, dated October 4, 2024 (the “Original Prospectus Supplement”), relating to the offer and sale from time to time, of up to 10,804,718 shares of our Class A common stock, par value $0.01 per share (the “Class A common stock”), by the selling securityholders identified in this Prospectus Supplement. Such shares of our Class A common stock may be issued upon the conversion, repurchase or redemption of 96,746 shares of our 4.8% Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Convertible Preferred Stock”). The Original Prospectus Supplement, as supplemented by this Prospectus Supplement, supplement our prospectus included in our Registration Statement on Form S-3 (Registration No. 333-277611), dated March 1, 2024.
The information in this Prospectus Supplement replaces and supersedes the information set forth under the heading “Selling Stockholder” in the Original Prospectus Supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is January 17, 2025.
SELLING STOCKHOLDERS
SUPPLEMENTAL INFORMATION
The table beginning on page S-5 of the Original Prospectus Supplement in the section titled “Selling Stockholders” is replaced and superseded as follows.
The table is hereby revised to reflect the following transfer: Ceiba Energy US LP transferred 24,000 shares of our Series B Convertible Preferred Stock to Context Partners Master Fund, L.P. The beneficial ownership information for the selling stockholder listed below is as of January 17, 2025 and is based on 251,419,302 shares of Class A common stock outstanding as of November 8, 2024.

	Shares of Class A Common Stock Beneficially Owned Before Offering		Shares of Class A Common Stock Being Offered Hereby	Shares of Class A Common Stock Beneficially Owned After Completion of the Offering
Selling Securityholders	Number	Percent	Number	Number	Percent
Ceiba Energy US LP(1)	8,124,368	3.2%	8,124,368	—	0%
Context Partners Master Fund, L.P.(2)	2,680,350	1.1%	2,680,350	—	0%

(1)
Ceiba Energy US LP is controlled by a board of managers comprised of four individuals. Any actions by Ceiba Energy US LP with respect to the disposition or voting of shares of Class A common stock are managed by the board of managers. The principal business address of Ceiba Energy US LP is 7676 Woodway Dr., Suite 325, Houston, Texas 77063.

(2)
Context Partners Master Fund, L.P. is a private fund, for which Context Capital Management, LLC serves as investment advisor. The principal business address of Context Partners Master Fund, L.P. is 7724 Girard Avenue, Third Floor, La Jolla, California 92037.